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                                                                     EXHIBIT 3


                             STOCKHOLDERS AGREEMENT

         STOCKHOLDERS AGREEMENT (this "Agreement"), dated March 8, 1998, by and among ASK asa, a corporation organized under the laws of the Kingdom of Norway ("Parent"), BD Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Parent, and each of the Individuals Listed on the Signature Pages hereto (each in his individual capacity, a "Stockholder", and collectively, the "Stockholders").

         WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $.001 per share (the "Common Stock"), of Proxima Corporation, a Delaware corporation (the "Company"), set forth on Annex I hereto;

         WHEREAS, Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Purchaser for all of the outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Representations and Warranties of the Stockholder. Each of the Stockholders hereby represents and warrants to Parent and Purchaser, severally and not jointly, as follows:

         (a) Such Stockholder is the record and beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 7 hereof, the "Shares") set forth opposite his name on Annex I to this Agreement.
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         (b) Such Stockholder has the legal capacity to execute and deliver this
Agreement and to consummate the transactions contemplated hereby.

         (c) This Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of his obligations hereunder will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Stockholder under, any of the terms, conditions or provisions of (A) (x) any Law or Order of any Governmental or Regulatory Authority applicable to such Stockholder or any of his assets or properties, or
(y) any Contract to which such Stockholder is a party or by which such Stockholder or any of his assets or properties is bound, or (ii) require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party.

         (e) The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder, and not subject to any preemptive rights.

         SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Stockholders as follows:

         (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Norway, Purchaser is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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         (c) The execution and delivery of this Agreement by Parent and
Purchaser do not, and the performance by Parent and Purchaser of their obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Purchaser under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or Purchaser or (B) (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or Purchaser or any of their respective assets or properties, or (y) any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement, or
(ii) require any filing by Parent or Purchaser with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority.

         SECTION 3. Grant of Option.

         (a) Each Stockholder hereby irrevocably grants to Parent and Purchaser an exclusive option ("Option") to purchase all Shares of such Stockholder at a price of $11.00 per Share, net to such Stockholder in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax laws and regulations, and subject to adjustment under Section 3(d), which Option shall be exercisable by Parent or Purchaser at any time after consummation of the Offer and prior to the termination of this Agreement.

         (b) To exercise the Option, either Parent or Purchaser shall send a written notice ("Exercise Notice") to each Stockholder specifying the place and the time (which shall be not less than two business days and not more than four business days after the date of the Exercise Notice) for the closing of the purchase and sale of the Shares in accordance with the exercise of the Option. The closing of the purchase of the Shares ("Closing") pursuant to the exercise of the Option shall take place at the places and at the times designated by Parent or Purchaser in the Exercise Note.

         (c) At Closing, each Stockholder shall sell, assign, convey and transfer to Parent or Purchaser, and its successors or permitted assigns, each such Stockholder's Shares, free and clear of any and all liens, claims, security interests, encumbrances, options or adverse claims whatsoever, and each Stockholder shall deliver or cause to be delivered to either Parent or Purchaser a certificate or certificates representing the number of Shares to be delivered by such Stockholder at the Closing, duly endorsed, or accompanied by stock powers duly executed in blank, with all required transfer tax stamps affixed thereto; and either Parent or Purchaser shall deliver to each Stockholder (or the Stockholder's designee) by wire transfer or certified or bank cashier's check or checks, an amount equal to (i) the product of (x) the number of such


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Stockholder's Shares purchased at Closing multiplied by (y) the Per Share
Amount, less (ii) any amounts required to be withheld under applicable federal, state, local or foreign income tax laws and regulations.

         (d) In the event of any change in the Company's capital stock by reason of any stock dividend, stock split, merger, consolidation, recapitalization, combination, conversion, exchange of shares or dividend or other change in the corporate or capital structure of the Company, which would have the effect of diluting or changing Parent's or Purchaser's rights hereunder, the number and kind of shares or securities subject to the Option and the Offer Price shall be appropriately and equitably adjusted so that (i) Parent or Purchaser shall receive, at the Closing, the number and class of shares or other securities or property that Parent or Purchaser would have received and (ii) the Stockholders shall receive, at the Closing, the consideration they would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event.

         SECTION 4. Purchase and Sale of the Shares. Each of the Stockholders hereby agrees that he shall tender his Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.01 of the Merger Agreement, and that such Stockholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired. Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to $11.00 per Share or any higher price that may be paid in the Offer; provided, however, that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex A thereto.

         SECTION 5. Transfer of the Shares. Prior to the termination of this Agreement, except as otherwise provided, herein, none of the Stockholders shall:
(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

         SECTION 6. Grant of Irrevocable Proxy; Appointment of Proxy.

         (a) Each of the Stockholders hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of such Stockholder, to vote his Shares, or grant a consent or approval in respect of his Shares, in connection with any meeting of the Stockholders of the Company
(i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal (as defined below).


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         (b) Each of the Stockholders represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that such proxies are hereby revoked.

         (c) Each of the Stockholders hereby affirms that the proxy set forth in this Section 6 is irrevocable and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performances of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest in the Shares and, except as set forth in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of
Section 212(e) of the Delaware General Corporation Law.

         SECTION 7. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

         SECTION 8. Certain Other Agreements. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, none of the Stockholders shall, and none of the Stockholders shall authorize or permit any advisor or representative retained by or acting for or on behalf of any such Stockholder to, directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the shares of any class of voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement or by this Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) knowingly engage in negotiations, discussions or communications regarding or disclose any information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal. Each of the Stockholders shall (i) notify Parent promptly (and in any event within one business day) after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, (ii) notify Parent promptly of any material change to any such Acquisition Proposal, indication or request and (iii) upon reasonable request by Parent, provide Parent with all material information about any such Acquisition Proposal, indication or request.


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         SECTION 9. Further Assurances. Each of the Stockholders shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 6 hereof.

         SECTION 10. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through Purchaser or otherwise, of all the Shares, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the Effective Time; provided, however, that Sections 9 and 11 shall survive any termination of this Agreement.

         SECTION 11. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 12. Public Announcements. Each of the Stockholders, Parent and Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

         Section 13. Miscellaneous.

         (a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         (A)      if to any or all the Stockholders, to:

                  Proxima Corporation
                  9440 Carroll Park Drive
                  San Diego, CA  92121
                  Telephone: (619) 457-5500
                  Facsimile: (619) 677-5755
                  Attention: General Counsel


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                  with copies to:

                  Brobeck, Phleger & Harrison LLP
                  4875 MacArthur Court, Suite 1000
                  Newport Beach, CA 92660
                  Facsimile No.: 714-752-7522
                  Attn: Patrick Arrington, Esq.

                  and

                  Brobeck, Phleger & Harrison LLP
                  One Market Square
                  Spear Street Tower
                  San Francisco, CA  94105
                  Facsimile No.:  415-442-1010
                  Attn:  Steve L. Camahort, Esq.

                  and

                  (B)      if to Parent or Purchaser, to:

                           ASK asa
                           K.G. Meldahlsvei 9
                           N-1602 Fredrikstad
                           NORWAY
                           Telephone:                47 69 34 01 55
                           Facsimile:                47 69 34 06 32
                           Attention:                Ole J. Fredriksen

                  with a copy to:

                           Rogers & Wells LLP
                           200 Park Avenue
                           New York, New York 10166
                           Telephone:                (212) 878-8000
                           Facsimile:                (212) 878-8375
                           Attention:                John A. Healy, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address,


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facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         (d) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         (f) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void; provided, however, Purchaser or Parent may, without the prior written consent of any Stockholder assign its rights and obligations to any of its direct or indirect wholly owned Subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (g) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (h) Each of the parties hereto acknowledge and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         (i) No amendment, modification or waiver in respect to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.


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         (j) No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect any action taken by any Stockholder in his or her capacity as an officer or director of the Company in connection with the Company's rights under the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, each of Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                             ASK ASA

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director



                                             BD ACQUISITION CORP.

                                             By: /s/ Einar J. Greve
                                                 -------------------------------
                                                 Name: Einar J. Greve
                                                 Title: Director


                                             /s/ Patrick Arrington
                                             -----------------------------------
                                             Patrick Arrington


                                             /s/ Richard E. Belluzzo
                                             -----------------------------------
                                             Richard E. Belluzzo


                                             /s/ Robert W. Johnson
                                             -----------------------------------
                                             Robert W. Johnson


                                             /s/ Jeffrey M. Nash
                                             -----------------------------------
                                             Jeffrey M. Nash


                                             /s/ Kenneth E. Olson
                                             -----------------------------------
                                             Kenneth E. Olson


                                             /s/ John M. Seiber
                                             -----------------------------------
                                             John M. Seiber


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                                     ANNEX I

                        Ownership of Company Common Stock

1. Patrick Arrington............................................. 0 Shares

2. Richard E. Belluzzo........................................... 0 Shares

3. Robert W. Johnson............................................. 9,260 Shares

4. Jeffrey M. Nash............................................... 0 Shares

5. Kenneth E. Olson.............................................. 202,430 Shares

6. John M. Seiber................................................ 8,106 Shares


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